Exhibit 99.1

INTERNATIONAL STEM CELL CORPORATION
DISCUSSES RECENT FUNDING

Oceanside, California, January 5, 2009 -- International Stem Cell Corporation (OTCBB:ISCO) announced on December 30 that it had received the first $1 million tranche of an anticipated private equity financing of up to $5 million to be funded over the next several months. Officials of the Company commented today on the significance of that funding.

“This is a first major step toward the Company’s goal of becoming financially self-sufficient”, said Kenneth Aldrich, CEO of the Company.  Mr. Aldrich noted that the anticipated $5 million of funding is targeted toward three objectives: (1) eliminating  $1 million of outstanding secured debt; (2) supporting critical first quarter pre-clinical trials that could be instrumental in enabling corporate joint venture financing; and (3) providing marketing and expansion capital designed to increase revenues from the Company’s “Lifeline” subsidiary, which makes and sells specialty cells and growth media.

“Although additional financing will be needed in 2009 to reach our goal, we believe our Lifeline subsidiary has the ability to bring the company to profitability within 2 years and support the clinical research of the company thereafter”, said Jeffrey Janus, President and Chief Operating Officer of ISCO and CEO of its Lifeline subsidiary.

The current financing is in the form of a new class of Convertible Preferred Stock, convertible into common stock at $0.25/share. The new Preferred Stock carries an initial dividend of 10% per annum, reducing to 6% in two years, payable quarterly. The sale of the Preferred is scheduled to close on the following schedule: (1) $1,000,000 was funded December 30, 2008; (2) subject to determination by the Investors that there has been no material adverse event with respect to the Company, $1,000,000 will be funded February 5, 2009; and (3) at the Investors’ discretion, three additional tranches of $1,000,000 each will be funded on March 20, 2009, June 30, 2009 and September 20, 2009.  “Because our Investors will be actively involved with current management in operating the company, with opportunity to participate in all critical decisions, we expect that all tranches will be funded as scheduled”, said Mr. Aldrich.

Pursuant to the terms of the financing agreement, on December 30, 2008 the Company appointed Mr. Andrei Semechkin (as the designee of the holders of Series D Preferred) to the Board of Directors for a term that expires at the next annual meeting of stockholders, and entered into an Employment Agreement with Mr. Semechkin. Because the financing agreement provides for the size of the Board to remain at seven directors, Mr. Edward O. Hunter resigned from the Board, but will continue to serve the Company as a member of the Company’s Financial Advisory Board.

“Mr. Semechkin will add extensive business and international experience to our Board, and, although we will greatly miss Mr. Hunter’s direct participation on the Board itself, his willingness to maintain a high level of involvement with the Company will mean we have not lost the benefit of his experience and wisdom”, said Mr. Aldrich.

Further details are available in the Company’s Form 8-K to be filed with the SEC January 5, 2009.

ISCO is the creator and developer of a new class of stem cells that remove two of the greatest barriers to the therapeutic use of stem cells: 1) immune rejection and 2) the ethical issues that surround the use of embryonic stem cells.  ISCO makes its cells  available to qualified researchers worldwide, and its technology, called “Parthenogenesis”, results in the creation of cell lines that may allow cells to be matched to hundreds of millions of people without destroying a viable human embryo.

ABOUT INTERNATIONAL STEM CELL CORPORATION (ISCO.OB):

International Stem Cell Corporation is a California biotechnology company focused on developing therapeutic and research products. ISCO’s technology, Parthenogenesis, results in the creation of pluripotent human stem cell lines from unfertilized human eggs.  ISCO scientists have created the first Parthenogenetic homozygous stem cell line (phSC-Hhom-4) that can be a source of therapeutic cells that will minimize immune rejection after transplantation into hundreds of millions of individuals of differing sexes, ages and racial groups. These advancements offer the potential to create the first true “Stem Cell Bank” and address ethical issues by eliminating the need to use or destroy fertilized embryos. ISCO also produces and markets specialized cells and growth media worldwide for therapeutic research through its subsidiary Lifeline Cell Technology. For more information, visit the ISCO website at: www.internationalstemcell.com.

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FORWARD-LOOKING STATEMENTS:
Statements pertaining to anticipated future financial and/or operating results, future growth in research, technology, clinical development and potential joint venture and other opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

CONTACTS:

International Stem Cell Corporation
Kenneth C. Aldrich, Chairman, CEO
kaldrich@intlstemcell.com
760-940-6383
or
William Adams, Chief Financial Officer
wadams@intlstemcell.com
760-940-6383

The Investor Relations Group
212-825-3210
Investor Relations:
Adam S. Holdsworth
or
Media Relations:
Laura Colontrelle
lcolontrelle@investorrelationsgroup.com